Exhibit 4.2
FIRST SUPPLEMENTAL INDENTURE
dated as of August 12, 2005
TO
INDENTURE
dated as of January 26, 2000
by and among
NEXTEL COMMUNICATIONS, INC.,
as Issuer,
and
BNY MIDWEST TRUST COMPANY,
as Trustee

FIRST SUPPLEMENTAL INDENTURE
     This FIRST SUPPLEMENTAL INDENTURE (the “First Supplemental Indenture”) dated as of August 12, 2005, by and among Nextel Communications, Inc., a Delaware corporation (the “Company”), Sprint Corporation, a Kansas corporation (“Sprint”), S-N Merger Corp., a Delaware corporation (“Successor”), and BNY Midwest Trust Company, Company (as successor to Harris Trust and Savings Bank) as trustee under the indenture referred to below (the “Trustee”).
W I T N E S S E T H :
     WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture, dated as of January 26, 2000 (the “Indenture”), providing for the issuance of its 5 1/4% Convertible Senior Notes due January 15, 2010 (the “Notes”) of which $607,200,000 aggregate principal amount have been issued and are outstanding on the date hereof;
     WHEREAS, on the date hereof, the Company will be merged (the “Merger”) with and into the Successor, pursuant to the terms and conditions set forth in a Certificate of Merger to be filed with the Secretary of State of the State of Delaware on the date hereof, resulting in Successor becoming the successor to and obligor on the Notes and all of the Company’s obligations under the Indenture;
     WHEREAS, Section 11 of the Indenture permits the Company to merge into another Person, if such Person is the Surviving Entity, so long as, certain conditions have been met;
     WHEREAS, as a result of the Merger, Successor will be a wholly owned subsidiary of Sprint and pursuant to the Merger, shares of Sprint FON Series 1 common stock, par value $2.00 per share (“Common Stock”) will be issued to holders of Nextel’s common stock in exchange for such shares of Nextel’s common stock and therefore, as a result, pursuant to section 14.6 of the Indenture, the Notes will be convertible into shares of Sprint common stock in place of Nextel’s common stock into which the Notes are currently convertible;
     WHEREAS, Section 14.6 of the Indenture provides that, in the event of any consolidation, merger or combination of the Company with another person as a result of which holders of the Company’s common stock are entitled to receive stock, other securities or other property or assets (including cash) with respect to or in exchange for such Company common stock, the Company or the successor or purchasing person, as the case may be, is required to execute with the Trustee a supplemental indenture (which shall comply with the Trust Indenture Act as in force at the date of execution of each supplemental indenture) providing for the Notes to be convertible into the kind and amount of shares of stock, other securities or other property or assets (including cash) receivable upon such consolidation, merger, combination by a holder of a number of shares of Company common stock issuable upon conversion of the Notes and providing for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in Article XIV of the Indenture; and
     WHEREAS, Section 10.1 of the Indenture provides that, without the consent of the Holders of any Notes, the Company, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more supplemental indentures to (i) evidence the succession of another Person to the Company, and the assumption by any such successor of the covenants of the Company under the Indenture and in the Notes, (ii) make provision with respect to the conversion rights of the Holders of the Notes pursuant to the requirements of Section 14.6 of the Indenture, and/or (iii) grant the Noteholders such other or further rights, as the Board of Directors and the Trustee shall consider to be for the benefit of the holders of the Notes;
     WHEREAS, all things necessary to authorize the assumption by Successor of the Company’s obligations under the Indenture and to make this First Supplemental Indenture when executed by the parties hereto a valid and binding supplement to the Indenture have been done and performed.
     NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
               1. Definitions. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture. For all purposes of this First Supplemental Indenture, except as otherwise herein expressly provided or unless the context otherwise requires: (i) the terms and expressions used herein shall have the same meanings as corresponding terms and expressions used in the Indenture; and (ii) the words “herein,” “hereof” and “hereby” and other words of similar import used in this First Supplemental Indenture refer to this First Supplemental Indenture as a whole and not to any particular section hereof.
               2. Assumption of Obligations. As a result of the merger of the Company with and into Successor, Successor will become the successor obligor under the Notes and, as of the effective time of the Merger, Successor hereby expressly assumes the due and punctual payment of the principal and any premium of and interest on all the Notes and the performance and observance of every covenant and condition of the Indenture on the part of the Company to be performed or observed, as required by Section 11.1 of the Indenture, and, thereafter, all references in the Indenture, as amended hereby, to “the Company” shall be deemed to be references to Successor, as successor by merger to the Company under the Indenture.
               3. Issuance of Sprint Common Stock. As of the effective time of the Merger, Sprint hereby agrees that, pursuant to Section 14.6 of the Indenture, it will have reserved a sufficient number of shares of its Common Stock into which the Notes shall be convertible, and, thereafter, upon conversion of the Notes, it will issue shares of its Common Stock and cash in an amount equal to the number of shares of its Common Stock and cash otherwise receivable by a holder of the Company’s common stock in the Merger in proportion to the amount of such shares and cash that a holder of Notes would have received had such holder converted its Notes immediately prior to the Merger, in accordance with the terms and conditions of the Indenture and the Notes. The adjustments provided for in Article Fourteen of the Indenture shall apply as nearly equivalent as may be practicable to Sprint and its Common Stock as those that apply immediately prior to the Merger to the Company and the Company’s common stock, respectively.

               4. Sprint Guarantee.
               4.1 Subject to Section 4.13 hereof, Sprint hereby, jointly and severally with any other Person who may also guarantee the Guaranteed Obligations (as defined below), unconditionally and irrevocably guarantees (the “Guarantee”), on a senior unsecured basis, as a primary obligor and not as a surety, to each Holder of Notes and to the Trustee and its successors and assigns the full and punctual payment when due, whether at maturity, by acceleration, redemption or otherwise, of the principal of and interest on, if any, the Notes only if lawful, and all other monetary obligations of the Successor under the Indenture, in so far as such monetary obligations relate to the Notes (collectively, the “Guaranteed Obligations”). Subject to Section 4.13 hereof, Sprint further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from Sprint, and Sprint shall remain bound under its Guarantee and the Indenture, as amended hereby, notwithstanding any such extension or renewal. Subject to Section 4.13 hereof, failing payment when due of any amount so guaranteed for whatever reason, Sprint will be obligated to pay the same in full, or cause to be duly and punctually paid in full, without any demand or notice whatsoever.
               4.2 Subject to Section 4.13 hereof, Sprint hereby waives presentation to, demand of payment from and protest to the Successor of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Sprint also hereby waives notice of any default by the Successor under the Notes or the Indenture. Subject to Section 4.13 hereof, Sprint agrees that its obligations under its Guarantee shall be continuing, absolute, full and unconditional under any and all circumstances, to the fullest extent permitted by applicable law, and shall not be discharged except by payment in full of the Notes, irrespective of:
               (a) the value, genuineness, regularity, validity, enforceability, avoidance, subordination, discharge or disaffirmance of any of the Guaranteed Obligations, the Notes or the Indenture, or the absence of any action to enforce the same;
               (b) any extension or waiver, at any time or from time to time, without notice to Sprint, of the time for compliance by the Successor with any of its obligations under the Notes or the Indenture;
               (c) any substitution, release or exchange of any other guarantee of or security for any obligations of the Successor under the Notes or the Indenture;
               (d) any recission, amendment or modification to any of the terms or provisions of the Notes or the Indenture;
               (e) any law, regulation or order of any jurisdiction affecting any term of any of the Notes or the Indenture or the rights of any Holder of Notes or the Trustee with respect thereto;
               (f) any failure to obtain any authorization or approval from, or other action by, to notify, or to file anything with, any governmental authority or regulatory body required in connection with the performance of the Guarantee by Sprint;

               (g) the failure by any Holder of Notes or the Trustee to assert any claim or demand or to exercise any right or remedy against the Successor or any other guarantor of the Guaranteed Obligations or any other Person;
               (h) the failure by any Holder of Notes or the Trustee to exercise any right or remedy against any collateral securing any of the Guaranteed Obligations; or
               (i) any other circumstance whatsoever that might otherwise constitute a defense to or a legal or equitable discharge of Sprint’s obligations, in its capacity as guarantor, under its Guarantee or of Sprint’s obligations under the Notes and the Indenture.
               4.3 Subject to Section 4.13 hereof, Sprint’s obligations under its Guarantee, the Indenture, and the Notes shall not be limited by any valuation, estimation or disallowance made in connection with any proceedings filed by or against Sprint under the United States Bankruptcy Code of 1978, as amended (the “Bankruptcy Code”), whether pursuant to Section 502 of the Bankruptcy Code or any other section thereof. Subject to Section 4.13 hereof, Sprint further agrees that, in its capacity as guarantor, none of the Holders of Notes shall be under any obligation to marshall any assets in favor of or against or in payment of any or all of the Guaranteed Obligations or the Notes. To the extent that Sprint makes a payment or payments on any or all of the Guaranteed Obligations and such payment or payments (or any part thereof) is or are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to Sprint, its estate, trustee or receiver or any other party, including, without limitation, Sprint, under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such payment or repayment, the Guaranteed Obligations (or, if applicable, such part thereof as had been paid, reduced or satisfied by such amount), shall be reinstated and revived and continued in full force and effect as of the date such initial payment, reduction or satisfaction occurred. Subject to Section 4.13 hereof, Sprint waives all set-offs, counterclaims, reductions and diminutions of any obligation, and any defense of any kind or nature (other than, payment of the Guaranteed Obligations), that Sprint may have or assert against the Successor or any other Person, and all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor and notices of acceptance of its Guarantee.
               4.4 Subject to Section 4.13 hereof, Sprint hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Holder of Notes that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of Sprint or other rights of the Successor to proceed against the Successor or any other guarantor or any other Person or collateral, if any, and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Guaranteed Obligations, the Notes or this First Supplemental Indenture.
               4.5 Subject to Section 4.13 hereof, Sprint hereby waives any right to which it may be entitled to have its obligations under the Guarantee and the Indenture divided among it and other guarantors of the Guaranteed Obligations, if any, such that Sprint’s obligations would be less than the full amount claimed. Subject to Section 4.13 hereof, Sprint hereby waives any right to which it may be entitled to have the assets of the Successor or any other Person who became an “obligor” under the Notes or the Indenture first be used and depleted as payment of the obligations of the Successor or such other Person, respectively, under the Notes and the Indenture prior to any amounts being claimed from or paid by Sprint under its Guarantee. Subject to Section 4.13 hereof, Sprint hereby waives any right to which it may be entitled to require that suit be instituted against the Successor or any other guarantor of the Guaranteed Obligations or “obligor” under the Notes or the Indenture prior to an action being initiated against Sprint. Subject to Section 4.13 hereof, Sprint further agrees that the Guarantee constitutes a guarantee of payment when due (and not a guarantee of collection) and waives any right, in its capacity as guarantor, to require that any resort be had by any Holder of Notes or the Trustee to any security held for payment of the Guaranteed Obligations.
               4.6 The failure to endorse the Guarantee on any Security shall not affect or impair the validity thereof.
               4.7 Sprint’s obligations under its Guarantee shall not be affected if any Holder of Notes is precluded for any reason (including, without limitation, the application of the automatic stay under Section 362 of the Bankruptcy Code) from enforcing or exercising any right or remedy with respect to the Notes, and Sprint shall pay to each affected Holder of Notes, upon demand, the amount that would otherwise have been due and payable had the exercise of such rights and remedies been permitted. In the event of any such application of the automatic stay under Section 362 of the Bankruptcy Code, the Notes shall forthwith become due and payable by Sprint for purposes of the Guarantee.
               4.8 Subject to Section 4.13 hereof, Sprint hereby agrees that, unless and until all obligations with respect to the Notes and the Indenture have been paid in full, in its capacity as guarantor, it shall have no right (whether direct or indirect) of subrogation (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) to the claims of any Holder of Notes or the Trustee against the Successor or any other Person who became an “obligor” under the Notes or the Indenture in respect of any obligation with respect to the Notes or the Indenture, notwithstanding any payment or payments made by Sprint hereunder or any set-off or application of funds of Sprint or by the Holder of Notes; and Sprint hereby waives all contractual, statutory and common law rights of reimbursement, contribution or indemnity it may have against the Successor or any other such Person as the case may be, and any and all other rights of payment or recovery from the Successor or any other such Person, as the case may be, that it may now have or hereafter acquire until all Notes and all obligations under the Indenture in respect of the Notes have been paid in full (in which event such rights of payment or recovery shall be deemed to be in the form of a loan or loans made from the Sprint to the Successor or any other such Person, as the case may be. Subject to Section 4.13 hereof, Sprint further agrees that as between Sprint, on the one hand, and the Holders of Notes and the Trustee, on the other hand, (1) the maturity of the Notes guaranteed hereby may be accelerated as provided in Article Five of the Indenture for the purposes of Sprint’s Guarantee hereunder, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Notes guaranteed pursuant to this Section 2, and (2) in the event of any declaration of acceleration of such Notes as provided in Article Five of the Indenture, such Notes (whether or not due and payable) will forthwith become due and payable by Sprint for the purpose of its Guarantee hereunder.
               4.9 Except as otherwise specifically provided in Section 4.12 hereof with respect to the release of Sprint from its Guarantee hereunder and, subject to Section 4.13 hereof,

such Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon Sprint and the successors thereof, and shall inure to the benefit of (and be enforceable by) the Trustee and the Holders of Notes from time to time, or their respective successors or assignees, until the Indenture shall have been terminated and the principal of and interest, if any, on the Notes, and the obligations of Sprint in respect of the Guaranteed Obligations, have been satisfied by payment in full.
               4.10 Payments made by Sprint pursuant to its Guarantee hereunder will be made to each Holder of Notes in the same manner, and to the same location, as payments to such Holder of Notes are required to be made pursuant to the provisions of the Indenture.
               4.11 Sprint shall pay all reasonable costs and expenses (including reasonable attorneys’ fees and expenses) paid or incurred by the Trustee or any Holder of Notes in connection with the enforcement of the Guarantee or any other rights of the Trustee or such Holder of Notes under the Notes, the Indenture or this First Supplemental Indenture with respect to such Guarantee and the prosecution or defense of any action by or against any of the Holder of Notes in connection with the Guarantee, the Indenture or this First Supplemental Indenture with respect to such Guarantee, whether involving Sprint or any other Person, including a trustee in bankruptcy; provided, however, that Sprint shall have no such obligation in connection with any action brought by any Holder of Notes against Sprint to the extent that the Successor is the prevailing party in the judgment rendered in any such action; and provided further that Sprint shall not be responsible for the fees and expenses of more than one firm of attorneys (in addition to any required local counsel).
               4.12 Sprint may, by execution and delivery to the Trustee of a supplemental indenture satisfactory to the Trustee, be released from its Guarantee upon the sale or other transfer of its capital stock or of all or substantially all of its assets to an entity that is not Sprint or a subsidiary of Sprint and which sale is otherwise in compliance with the Indenture, which release shall be effective without any action on the part of the Trustee or any Holder of Notes. Upon any such release, the Trustee shall deliver an appropriate instrument evidencing such release upon receipt of a request by Sprint accompanied by an Officers’ Certificate certifying as to compliance with this Section 4.12. Any actions taken pursuant to this Section 4.12 shall not release the Successor as a primary obligor under the Indenture or the Notes.
               4.13 Notwithstanding the forgoing, the Guarantee and Sprint’s obligations in respect of the Guaranteed Obligations shall automatically terminate upon effectiveness of a registration statement registering the offer and sale of the shares of Common Stock issuable upon conversion of the Notes pursuant to Article Fourteen of the Indenture, after which time Sprint shall have no further obligations under this Section 4.
               5. Separability Clause. In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
               6. Modification, Amendment and Waiver. The provisions of this First Supplemental Indenture may not be amended, supplemented, modified or waived, unless otherwise provided in the Indenture, except by the execution of a supplemental indenture executed by the Company, and, to the extent such amendment, supplement or waiver adversely affects the rights of any Holders, with the Required Consent of such Holders. Any such amendment or supplemental indenture shall comply with Article Ten of the Indenture. Notwithstanding the forgoing, the parties hereby acknowledge that any modification, amendment or waiver to Section 4 of this First Supplemental Indenture shall not be deemed to adversely affect the rights of any Holders. Until an amendment, waiver or other action by Holders becomes effective, a consent thereto by a Holder of a Security hereunder is a continuing consent by the Holder and every subsequent Holder of that Security or portion of the Security that evidences the same obligation as the consenting Holder’s Security, even if notation of the consent, waiver or action is not made on the Security. After an amendment, waiver or action becomes effective, it shall bind every Holder.
               7. Ratification of Indenture; First Supplemental Indenture Part of the Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. In the event of a conflict between the terms and conditions of the Indenture and the terms and conditions of this First Supplemental Indenture, then the terms and conditions of this First Supplemental Indenture shall prevail. This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.
               8. Trust Indenture Act Controls. If any provision of this First Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act of 1939, as amended (“TIA”), that is required under the TIA to be part of and govern any provision of this First Supplemental Indenture, the provision of the TIA shall control. If any provision of this First Supplemental Indenture modifies or excludes any provisions of the TIA that may be so modified or excluded, the provisions of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this First Supplemental Indenture, as the case may be.
               9. Governing Law. THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW.
               10. Trustee Makes No Representation. The statements herein are deemed to be those of the Company. The Trustee makes no representation as to the validity or sufficiency of this First Supplemental Indenture.
               11. Multiple Originals. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this First Supplemental Indenture.
               12. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.

               13. Notices. Any request, demand, authorization, notice, waiver, consent or communication to any of the parties shall be made as set forth in Section 15.3 of the Indenture.
               14. Successors. All agreements of the Company in respect of this First Supplemental Indenture shall bind its successor.

     IN WITNESS WHEREOF, this First Supplemental Indenture has been duly executed by the Company, Sprint, Successor and the Trustee as of the date first written above.

NEXTEL COMMUNICATIONS, INC.
By:	/s/ Gary D. Begeman
	Name:	Gary D. Begeman
	Title:	Vice President

SPRINT CORPORATION
By:	/s/ Charles R. Wunsch
	Name:	Charles R. Wunsch
	Title:	Vice President

S-N MERGER CORP.
By:	/s/ Charles R. Wunsch
	Name:	Charles R. Wunsch
	Title:	Vice President

BNY MIDWEST TRUST COMPANY, as Trustee
By:	/s/ D.G. Donovan
	Name:	D.G. Donovan
	Title:	Vice President